Exhibit 10.1

United States of America

Office of Federal Housing Enterprise Oversight (OFHEO)
and
Federal National Mortgage Association (Fannie Mae)

Supplement to the Agreement of September 27, 2004

The Office of Federal Housing Enterprise Oversight (OFHEO) and the Federal National Mortgage Association (Fannie Mae), as authorized by its Board of Directors (the Board), agree that events have transpired that support supplemental terms (“Supplement”) to the Agreement of September 27, 2004 (“Agreement”). Because of concerns at OFHEO with internal controls and resolution of other organizational problems and following determinations by the Securities and Exchange Commission, public filings by Fannie Mae, reclassification of the capital position of Fannie Mae and actions taken by the Board since the Agreement of September 27, 2004, OFHEO and Fannie Mae hereby agree to the following:

I. Agreement of September 27, 2004

Except as noted in this Supplement, the Agreement of September 27, 2004 remains in effect and undertakings by Fannie Mae under the Agreement should proceed.

II. Supplementary Actions

In addition to the commitments made in the September 27, 2004 Agreement, the Board consistent with its fiduciary duties, shall take the following actions:

A. Internal Controls

1. The Board shall cause to be conducted a review of procedures surrounding the preparing, revising, validating, authorizing and recording of journal entries and a report to OFHEO on the results of such review, including a description of how deficiencies will be resolved.

2. The Board shall direct management to develop and implement written policies and procedures for journal entries. Such policies and procedures must include, but are not limited to,

prohibition of employees from falsifying signatures in journal entries as well as from signing such entries without proper authorization;

requirements that journal entry preparers understand the purpose for which the journal entry is made;

requirements that journal entry reviewers and approvers determine that an entry is valid and appropriate;

requirements that journal entries be supported by appropriate documentation; and,

requires that journal entries be independently reviewed by an authorized person other than the preparer.

3. The Board shall direct management to develop and implement a plan that addresses deficiencies in the current portfolio accounting system, including, but not limited to, ensuring the ability to:

calculate the amortization of deferred price adjustments pursuant to SFAS 91;

automate marking the mortgage-backed securities portfolio to market, to the degree practicable;

properly account for mortgage revenue bonds;

properly account for dollar roll transactions; and,

properly account for interest-only strips pursuant to EITF 99-20.

The implementation of the plan shall be subject to no less than quarterly reporting to OFHEO until completion.

4. The Board shall direct management to undertake a review to assess and correct deficiencies in internal controls relating to modifications of databases supporting the general ledger. The Board shall direct management to adopt appropriate internal controls, including for documentation, to govern when, if ever, technology application support personnel, at the direction of management, may overwrite database records in order to make changes or corrections. The report shall be submitted to OFHEO for review and the implementation plan shall be the subject of no less than quarterly status reports until completion.

B. Organization and Staffing

1. CEO and CFO Positions

The Board has separated the functions of Chief Executive Officer and Chairman of the Board and shall report to OFHEO on the segregation of duties between these two positions within forty five days. The Board shall provide OFHEO within ten business days its written requirements for a new Chief Executive Officer and Chief Financial Officer, the status of its search for these positions and its search criteria.

2. Personnel

The Board shall consult with OFHEO on matters relating to organization and staffing pursuant to the Agreement and this Supplement and the Board shall direct management to act expeditiously to make changes, particularly regarding disciplinary or other actions relating to individuals, to address concerns raised by OFHEO in the course of its review of matters that are the subject of the Agreement and this Supplement.

3. Separated Employees

The Board agrees that Mr. Franklin Raines and Mr. Timothy Howard may not be engaged, employed or otherwise provide services to Fannie Mae, whether for compensation or not, subsequent to the separation of these employees from Fannie Mae, unless otherwise required by law. Fannie Mae may apply to OFHEO for approval to utilize such individuals to meet obligations it may have under regulations or regulatory agreements. Nothing herein precludes the participation of these individuals in any government inquiry, regulatory matter, litigation, internal investigation or information-gathering related thereto. Fannie Mae shall seek OFHEO’s approval should it wish to engage, employ or otherwise secure services from other employees separated from the company as a result of matters arising from OFHEO’s report of finding of September 20, 2004.

C. Governance

1. Legal and Regulatory Compliance

The Board shall cause to be conducted a review of Fannie Mae’s legal and regulatory compliance structures. Such review shall include recommendations for changes to organizational structures, responsibilities and personnel. Such review shall address as well the structures needed to meet compliance requirements under law and regulation, particularly for regulatory reporting (internal controls and validation of the accuracy of regulatory reporting) and for related data processing services. The Board shall report to OFHEO on the results of such review and shall consult with OFHEO on changes Fannie Mae proposes to undertake.

2. Annual Reviews of Compliance Program and Responsibilities

The Board shall cause to be created a program for no less than annual briefings for the Board and senior management on the legal and regulatory requirements applicable to Fannie Mae as well as reviewing policies or practices that may inhibit effective compliance with such legal and regulatory requirements. Within twelve months of the date of this Supplement, the Board shall oversee the conduct of an audit and review, by an independent external party, of the operation of its compliance program and a report of this independent audit and review shall be provided to OFHEO on a timely basis.

3. Internal Investigation Function

The Board has directed management to create a new Office of Compliance and Ethics that reports to the Chief Executive Officer and independently to the Board’s Audit Committee. Such office shall be headed by an individual who has no other responsibilities at Fannie Mae and who shall operate independently, including the ability to communicate with OFHEO and the Board independent of management, particularly on matters of wrongdoing. Such office shall include a separate internal investigation function that has access to adequate resources to perform its functions that shall include review of internal complaints, whistleblower reports, ethics matters and related topics. Such investigation function shall report on its findings to OFH EO in a prompt manner. The head of such office may only be hired or removed upon approval of the Board.

OFHEO will review the operational, staffing and resource plans for this office which shall be submitted within one hundred and twenty days of this Supplement.

4. Report of General Counsel

The Board shall cause to be created a procedure directing the General Counsel, in meeting the counsel’s professional and ethical duties to Fannie Mae, to report in a timely fashion directly to the Board any information the counsel becomes aware of relating to actual or possible misconduct that relates to or may affect Fannie Mae by an executive officer, as defined by OFHEO regulation, or a Board director, or such actual or possible misconduct of a not inconsequential nature by employees. The procedure shall provide for the Board to inform the Director of OFHEO of the substance of such allegations, with any comments by the Board, in a timely manner. Should the Board fail to notify OFHEO in a timely manner, the General Counsel shall notify OFHEO of the information reported to the Board. Such procedure shall be submitted to OFHEO for its review forty-five days from the date of this Agreement.

5. Review of Bylaws and Codes of Conduct

The Board shall cause to be conducted a review and appropriate revision of bylaws and codes of conduct to assure that they support legal and regulatory compliance.

D. Accounting

1. Fannie Mae will assure that in any future engagement of an external auditor the engagement letter shall provide that (a) upon OFHEO’s request, the external auditor will provide OFHEO with access to senior audit partners on the engagement and any other personnel whom such partners deem necessary, (b) OFHEO has access to the auditor’s working papers prepared in the course of performing the services set forth in the letter and (c) OFHEO has such access to the external auditor without Fannie Mae personnel in attendance.

2. Fannie Mae will conduct a restatement of prior period financial statements as necessary and have such financial statements reaudited by Fannie Mae’s new external auditor consistent with the auditing standards of the Public Company Accounting Oversight Board. Changes occurring as a result of such reaudit and restatement shall be reported promptly to OFHEO. The Board shall direct the Audit Committee to direct management to take all necessary actions to assure that Fannie Mae’s accounting policies and practices conform to GAAP, disclosure and other regulatory standards. In addition to reviewing current practices concerning SFAS 91 and SFAS 133, Fannie Mae should focus attention on, among other standards, SFAS 115, 140, 65, 149 and FIN 46.

3. The following provisions of the September 27th Agreement, because of intervening events, are hereby rescinded— Section I (2)(b)(i), (iv)-(vi) and (3)(c) and (d).

E. Capital

The Board authorized Fannie Mae’s filing of a capital restoration plan on February 10, 2005, as provided in the September 27, 2004 Agreement and consistent with such other requirements as provided by OFHEO in written communications with OFHEO. The Board shall oversee management’s diligent and good faith pursuit of the commitments set forth in such plan, as approved by OFHEO on February 17, 2005.

III. Other Provisions

1. Effect of Supplementary Agreement

(a) This Supplement to the Agreement of September 27, 2004 is binding and may be enforced by OFHEO as a “written agreement” for purposes of 12 USC 4631. This Supplement is effective until modified or terminated in writing by OFHEO.

(b) This Supplement and the Agreement do not supplant any other duties or obligations of the Board and Fannie Mae or affect the authority of other government agencies.

(c) Each provision of this Supplement and the Agreement shall remain effective and enforceable until modified, terminated or suspended in writing by the Director. The Director and Fannie Mae understand that in determining whether to take such steps, consideration shall be given to whether internal controls of Fannie Mae have been enhanced and are consistent with safety and soundness and whether Fannie Mae’s accounting policies and methodology are satisfactory to OFHEO.

(d) Nothing in this Supplement or the Agreement prevents Fannie Mae from seeking the Director’s determination to modify, terminate or suspend any provision therein.

2. Savings Clauses

(a) Nothing contained herein precludes additional actions by OFHEO on matters addressed by this Supplement or the Agreement or discovered in the course of carrying forward the actions provided for herein nor action by OFHEO on past or present matters or matters subsequently raised by its ongoing review of Fannie Mae.

(b) In entering into this Agreement, Fannie Mae neither admits nor denies any wrongdoing or any asserted or implied finding in this Agreement.

Agreed to this 7th day of March, 2005.

/s/ Armando Falcon, Jr.

Armando Falcon, Jr. Director Office of Federal Housing Enterprise Oversight

/s/ Stephen B. Ashley

Stephen Ashley
Non-Executive Chairman of the

Board of Directors

on behalf of Fannie Mae